Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 Registration Statement (No. 333-171953) of Lexicon Pharmaceuticals, Inc. for the registration of shares of its common stock and rights to purchase common stock and to the incorporation by reference therein of our reports dated March 15, 2011, with respect to the consolidated financial statements of Lexicon Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Lexicon Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
August 12, 2011